EXHIBIT 99.1

Chaparral Steel Company Announces Vice Presidents

MIDLOTHIAN, TX — (Business Wire) — August 2, 2005 – Chaparral Steel Company (NASDAQ:CHAP) today announced eleven vice presidents in conjunction with the spin-off of Chaparral Steel Company from Texas Industries, Inc.

“One of my key objectives is to ensure we have a strong management team in place for the long term,” said Tommy A. Valenta, President and Chief Executive Officer. “The team combines both the steel and business experience that is needed to meet the challenges in our industry.”

The team includes: Cary D. Baetz, Vice President and Treasurer; Timothy J. Bourcier, Vice President-Operations; Daniel Brock, Vice President-Human Resources; Robert E. Crawford, Jr., Vice President-Secretary and General Counsel; William H. Dickert, Vice President-Marketing and Sales; J. Celtyn Hughes, Vice President and Chief Financial Officer; Richard T. Jaffre, Vice President-Raw Materials; M. Kevin Linch, Vice President-Controller; Von Mundy, Vice President-Procurement and Logistics; Joe Prusa, Vice President-Tax and Audit, and Robert Simcoe, Vice President-Virginia Plant Manager.

Cary D. Baetz was elected Vice President and Treasurer. Mr. Baetz joined Texas Industries in November 1997. He has held various positions in the Texas Industries organization including Senior Financial Analyst, Corporate Financial Manager and Director of Corporate Finance.

Timothy J. Bourcier was elected Vice President-Operations. Mr. Bourcier joined Texas Industries in March 2001. He has held positions as Vice President and Plant Manager and Vice President of Operations for Chaparral Steel. Since October 2004, he has been Vice President of Steel Operations. Prior to March 2001, Mr. Bourcier held various positions with North Star Steel Corporation, most recently as General Manager-Michigan Facility.

Daniel Brock was appointed Vice President-Human Resources. Mr. Brock joined Texas Industries in April of 1997 as Regional HR Manager and transferred to Chaparral in October of 1999 as Director of Human Resources. Mr. Brock has worked in a variety of HR related capacities for over 20 years.

Robert E. Crawford, Jr. was elected Vice President Secretary and General Counsel. Mr. Crawford joined us from the law firm of Winstead Sechrest & Minick P.C., Dallas, Texas. Mr. Crawford joined Winstead in 1983.

William H. Dickert was elected Vice President-Marketing and Sales. Mr. Dickert joined Texas Industries in 1973. He has held various positions in the Texas Industries organization including General Sales/Marketing Manager, General Manager and Vice President-Concrete. Since March 2001, he has been Vice President of Marketing and Sales for Chaparral Steel.

J. Celtyn Hughes was elected Vice President and Chief Financial Officer. Mr. Hughes joined Texas Industries in 1979. He held various positions in the Texas Industries organization including Vice President of Package Products. He was appointed Vice President-Logistics and Steel Finance in 1998.

Richard T. Jaffre was elected Vice President-Raw Materials. Mr. Jaffre joined Texas Industries in 1974. Since he joined Texas Industries, Inc. he held the position of Vice President of Raw Materials.

M. Kevin Linch was elected Vice President-Controller. Mr. Linch joined the Company in 1990 and has been Controller for the past five years. Prior to that Mr. Linch served in various positions, including Controller of the Structural Products Business Unit and Assistant Controller.

Von Mundy was appointed Vice President-Procurement and Logistics. Mr. Mundy joined Texas Industries in June 1994. He has held various positions in the Texas Industries organization including Senior Financial Analyst, Operational Controller, and General Manager – Cement Treated Materials. Most recently he has been Director – Transportation and Purchasing.

Joe Prusa was appointed Vice President-Tax and Audit. Mr. Prusa has been Tax Manager at Texas Industries since 1998. Prior to that Mr. Prusa was Tax Manager and Assistant Controller of Texas Industries from 1989 to 1997 after joining the company in July 1985.

Robert Simcoe was appointed Vice President-Virginia Plant Manager. Mr. Simcoe joined Texas Industries in 1974. He has held various positions in the Texas Industries organization including positions in melting, casting, and rolling operations. Since 2000, Mr. Simcoe has served as Vice President- Plant Manager for our Virginia Steel Operations.

Chaparral Steel Company, headquartered in Midlothian, TX, is the second largest supplier of structural steel products in North America with locations in Midlothian, Texas and Petersburg, Virginia. Chaparral follows a market mill concept, making a wide variety of products including structural beams, specialty bar and piling products, all at low cost. The two market mills have a combined production capacity of almost 3 million tons of steel per year. For more information about Chaparral Steel Company, visit the company’s Web site at http://www.chapusa.com.